Exhibit 10.3

OPTION AGREEMENT

THIS OPTION AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of June, 2004, by and between BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Optionor”), and 935 KOP Associates, LLC., a Pennsylvania limited liability company (“Optionee”).

RECITALS

A. Optionor is the fee simple owner of a certain parcel of real property containing approximately 14.222 acres as outlined on the plan attached hereto as Exhibit “A,” located in Upper Merion Township, Montgomery County, Pennsylvania, which property is more fully described on Exhibit “B” attached hereto and made a part hereof (the “Full Parcel”).

B. In connection with that certain Contract of Sale dated March 16, 2004 between Optionor and Optionee, as extended by letter agreements dated April 13, 2004 and April 22, 2004, as amended by First Amendment to Contract of Sale dated April 30, 2004, as further amended by Second Amendment to Contract of Sale dated May 24, 2004, as affected by letter agreement dated May 26, 2004, and as assigned by Optionee to 935 HQ Associates LLC, a Pennsylvania limited liability company (“HQ”), pursuant to a certain Assignment of Contract of Sale dated of even date herewith (as so extended, amended, affected and assigned, the “Purchase Contract”), Optionor has subjected or contemporaneously with the execution hereof is subjecting the Full Parcel to a condominium declaration and related documents creating two condominium units upon the Full Parcel. The first unit contains the existing four (4) story building located upon the Full Parcel known as 935 First Avenue, Upper Merion Township, Montgomery County, Pennsylvania (the “Adjacent Property”), which is the subject of the Purchase Contract. The second unit contains the land outlined in red on Exhibit “C” attached hereto and more fully describe on Exhibit “D” attached hereto and made a part hereof (the “Land”).

C. HQ is an affiliate of Optionee.

D. Under and subject to the terms and conditions of the Purchase Contract, HQ is contemporaneously with the execution hereof purchasing the Adjacent Property from Optionor.

E. As an inducement to HQ to Purchase the Property under the Purchase Contract, Optionor hereby agrees to grant Optionee an exclusive option to purchase the Property (as hereinafter defined) pursuant to the terms and provisions contained herein.

F. Capitalized terms used but not defined in this Agreement have the meanings provided in the Purchase Contract. As used herein, the following terms have the following meanings:

“affiliate” has the meaning provided in the Purchase Contract.

“Optionor’s knowledge” means and is strictly limited to the actual, personal knowledge of Tony Nichols, Jr. formed without independent investigation, other than a review of the Optionor’s files relating to the Property.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Option. Optionor hereby grants Optionee the exclusive right and option (the “Option”) to purchase the Property at any time from and after the June 9, 2004 through June 9, 2006 (the “Option Period”). If Optionee exercises the Option, then on the Closing Date (as hereinafter defined), Optionor shall sell, assign, transfer and convey to Optionee and Optionee shall purchase from Optionor all of Optionor’s right, title and interest in and to: (a) the Land, and all other improvements located therein and associated therewith which are owned by Optionor, subject only to the Permitted Exceptions (as hereinafter defined); (b) all easements, covenants and other rights appurtenant to the Land; (c) to the extent assignable by Optionor, all permits, approvals, variances, rights, benefits, privileges and licenses (collectively, “Approvals”) issued in connection with the development, use and operation of the Land; and (d) to the extent assignable by Optionor, and to the extent in Optionor’s possession or control, all plans, specifications, drawings, site plans, blueprints, surveys, reports and studies performed in connection with the investigation of the Land and the issuance of the Approvals (the “Due Diligence Materials”). The Land, together with the interests described in subsections (a) through (d) herein shall be referred to collectively as the “Property”. The Option shall automatically terminate if not exercised on or prior to the expiration of the Option Period. This Agreement and the Option shall terminate upon closing of any purchase contract between Optionor and HQ (the “First Offer Contract”) pursuant to the right of first offer provided for in Section 13 of the Purchase Contract, provided, however, during the pendency of the First Offer Contract, Optionee may not exercise the Option but the Option Period shall automatically be extended during the period between the date of the First Offer Contract and the closing date under the First Offer Contract.

2. Exercise of Option; Option Payment Purchase Price; Time of Payment; Development Approval; Closing.

(a) Option Payment. In consideration of the Option, Optionee shall pay to Optionor the sum of Ten Dollars ($10.00) the receipt of which is hereby acknowledged.

(b) Exercise of Option. Optionee shall exercise the Option by delivery of a written notice to Optionor.

(c) Purchase Price. The purchase price to be paid by Optionee to Optionor for the Property (the “Purchase Price”) shall be Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) The Purchase Price shall be paid to Optionor as follows: (i) $50,000 shall be paid by Optionee to Optionor to be held in escrow by the Title Company (as hereinafter defined) contemporaneously with Optionee’s notice of exercise of the Option (the “Deposit”), and (ii) the balance of the Purchase Price shall be paid to Optionor at Closing by immediately available federal funds, wire transferred to an account designated by Optionor, as adjusted pursuant to Section 6 of this Agreement.

(d) Development Approvals. Optionor represents and warrants that it has received or applied for, as indicated, the Approvals set forth on Exhibit “E” attached hereto and made a part hereof from the governmental and quasi-governmental authorities and utility companies that have issued the same in connection with the proposed construction upon the Land of a four (4) story office building containing 104,000 net rentable square feet therein (collectively, the “Development Approvals”). All of the Development Approvals are subject to the terms and limitations set forth therein, provided for by law or provided for by the issuing authority in connection with the issuance or approval thereof and, in addition, the development of any such office building is subject to the obtaining of a building permit. To Optionor’s knowledge, Exhibit E contains a true, correct and complete list of the Development Approvals. Optionor shall take no action which would amend, modify or alter the existing Development Approvals without the prior written consent of Optionee which consent shall not unreasonably be withheld or delayed.

(e) Closing. The closing of the acquisition of the Property (the “Closing”) shall occur not later than forty five (45) days after Optionee exercises the Option (the “Outside Closing Date”) at the law offices of Blank Rome LLP in Philadelphia, Pennsylvania, or such earlier date as designated by Optionee upon five (5) business days notice (the “Closing Date”). The Closing shall begin at 10:00 a.m. on the Closing Date, unless otherwise agreed by the parties.

3. No Marketing; Encumbrances. Optionor may not directly or indirectly, sell, assign, dispose of or otherwise transfer, lease or encumber all or a portion of the Property or any interest therein during the Option Period or thereafter if the Option is exercised; provided that Optionor may sell, or otherwise transfer the Property during the Option Period to any affiliate of the Optionor, to any entity into or with which Optionor may merge and to any entity purchasing all or substantially all of the assets of Optionor, provided that in any and every such case, such sale or other transfer is subject to the Option. In addition, Optionor may mortgage the Property, provided that such mortgage is expressly made subject and subordinate to the Option.

4. Title and Conveyance of the Property; Delivery of Possession of the Property.

(a) Title. The Optionor shall convey and the Optionee shall accept good, insurable, fee simple title to the Property subject only to those matters listed in Exhibit F attached hereto (collectively, “Permitted Exceptions”), and insurable as such by Fidelity National Title Insurance Company (the “Title Company”) at the regular rates.

(b) Removal of Unacceptable Encumbrances. The Optionor shall be obligated to satisfy at or prior to Closing (including, without limitation, out of Closing proceeds) unacceptable encumbrances which are (i) mortgages made by Optionor and past due real estate taxes and assessments secured by or affecting the Property, (ii) consensual judgments against the Optionor or other consensual monetary Liens secured by or affecting the Property, and (iii) other judgments against the Optionor or other monetary Liens secured by or affecting the Property which judgments and other Liens can be satisfied by payment of liquidated amounts not to exceed $100,000 in the aggregate for all such judgments and other Liens. The Optionor may eliminate any such encumbrances by the payment of amounts necessary to cause the removal thereof of record, by bonding over such encumbrance in a manner reasonably satisfactory to the

Optionee or by arranging for title insurance reasonably satisfactory to the Optionee insuring against enforcement of such encumbrance against, or collection of the same out of, the Property. If the Optionor fails to eliminate any such encumbrance referred to in clause (i), (ii) or (iii) above in accordance with the procedures set forth in the immediately preceding sentence, the Optionee may proceed to Closing and withhold from the Purchase Price such amounts reasonably necessary (subject in cases under clause (iii) above to the $100,000 limitation set forth in this Section 4.b) to cause the removal thereof of record.

(c) Options Upon Failure to Remove Unacceptable Liens. If the Optionor is unable or unwilling (and is not otherwise obligated pursuant to Section 4(b)) to eliminate all encumbrances described in 4(b) above, or to bond over in a manner reasonably satisfactory to the Optionee any encumbrances or to arrange for title insurance reasonably acceptable to the Optionee insuring against enforcement of such encumbrances against, or collection of the same out of, the Property, and to convey title in accordance with the terms of this Agreement on or before the Closing Date, the Optionee shall elect on the Closing Date, as its sole remedy for such inability or unwillingness of the Optionor, either (i) to terminate this Agreement by notice given to the Optionor, in which event the Deposit (and all interest thereon shall be paid to Optionee) and neither party shall have any further obligations under this Agreement or with respect to the Option other than those expressly made to survive, or (ii) to offset the amount of such encumbrances described in Section 4(b)(i), (ii) and (iii) above (in the case of 4(b)(iii) limited to $100,000) against the Purchase Price or created by Optionor in violation of this Agreement.

5. Closing Documents. At the time and place of Closing, Optionor shall deliver to Optionee the following: (a) a special warranty deed in recordable form executed by Optionor for the Land; (b) a bill of sale and assignment executed by Optionor conveying to Optionee all of Optionor’s right, title and interest, to the extent assignable by Optionor without the consent of any governmental entity or other person or entity, the Approvals (including without limitation, the Development Approvals) and the Due Diligence Materials, provided that Optionor shall be entitled to retain copies of the all of the same; (c) an affidavit certifying that it is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended; (d) to the extent in Optionor’s possession (and to the extent assignable without the consent of any governmental entity or other person or entity) originals of the Approvals (including the Development Approvals) and the Due Diligence Materials; (e) a title affidavit in form and substance acceptable to Optionor in its discretion; (f) evidence that the sale of the Property is not a bulk sale pursuant to the Bulk Sales Law of the Commonwealth of Pennsylvania; and (g) such other documents, and materials reasonably requested by Title Company to confirm Optionor’s authority to consummate the terms of this Agreement.

6. Prorations and Closing Costs. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted as follows: All items to be prorated pursuant to this Section shall be prorated as of the Closing Date, with Optionee to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date. Real estate taxes shall be prorated based on the fiscal year of the applicable taxing authorities. Optionor shall be responsible for the payment of those portions of all special assessments for work which has been completed prior to the date of this Agreement which have been filed as a lien against the Property whether payable prior to or after the Closing Date and provided Closing occurs hereunder, Optionee shall be responsible for all special assessments which have been filed as a lien against the Property after the date hereof. Optionee shall pay the cost of the title premium for any title insurance policy, the legal fees of its own counsel, and the expense of preparing any Closing documents other than those expressly provided in this Agreement to be paid for and prepared by Optionor. Optionor agrees to pay the recording fees for the deed, and the cost of all instruments which Optionor has agreed to provide pursuant to this Agreement to pay the expense of its counsel in preparing the deed. Optionor and Optionee shall share equally all transfer taxes due as a result of the conveyance of the Property. Optionor and Optionee shall prorate any condominium fees for the period in which the Closing occurs and any installment of any special condominium assessment due during such year.

7. Representations of Optionor.

(a) Optionor hereby represents and warrants as follows, all of which shall be true and correct as of the date of this Agreement and as of the Closing Date:

(i) Optionor is, and at the Closing shall be, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to conduct business in the Commonwealth of Pennsylvania. Optionor has the right, power and authority to make and perform its obligations under this Agreement without the need for governmental approval, consent or filing, other than and except for any and all consents, approvals and filings of a type reasonably typically necessary to create a commercial condominium similar to the Condominium and to convey property similar to the Property, including, without limitation, the filing of a condominium declaration, the filing of a transfer tax return and the recording of a deed.

(ii) the execution, delivery and performance of this Agreement in accordance with its terms do not violate the organizational documents of Optionor, or any Agreement, agreement, commitment, order, judgment or decree to which Optionor is a party or by which it is bound; (ii) Optionor has the right, power and authority to make and perform its obligations under this Agreement; and (iii) this Agreement is a valid and binding obligation of Optionor enforceable against Optionor in accordance with its terms, subject to bankruptcy, limitations on creditors rights generally and equitable principals, whether enforced at law or in equity.

(iii) Optionor is not a “foreign person” and will deliver to Optionee at Closing, an affidavit certifying that it is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended.

(iv) Within the past two (2) years, Optionor has not given or received written notice of any violation of any covenant, condition or restriction or any agreement contained in any instrument of record encumbering or benefiting the Property which remains uncured.

(v) There is no litigation, proceeding, investigation, complaint or action pending, to Optionor’s knowledge, or threatened (A) against Optionor with respect to the Property or the Property itself or (B) with respect to this Agreement.

(vi) To Optionor’s knowledge, there is no condemnation or eminent domain proceeding (whether temporary or permanent) pending with regard to all or part of the Premises and Optionor has not received written notice that any such proceeding is contemplated or threatened by any governmental authority.

(vii) Optionor has received no written notice of any pending threat of modification or cancellation of any certificate, permit, approval or license which is necessary to permit the lawful development, use and operation of the Premises.

(viii) Optionor has not received any written notice that the Premises or the use thereof, and to the best of Optionor’s knowledge, the Premises or the use thereof do not violate any federal, state, local, building, health, fire or other law, regulation, ordinance, statute, order or consent relating to the Premises or the use thereof (including without limitation zoning and environmental laws).

(ix) Optionor has not used for the generation, storage or disposal of Hazardous Substances or as a land-fill or other waste disposal site and no Hazardous Substances or any toxic wastes, substances or materials (including, without limitation, asbestos) have been released or discharged from or onto the Property by Optionor other than in the ordinary course maintaining the Property in the ordinary course in accordance with all applicable environmental laws. The term “Hazardous Substances” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any environmental law, regulation, ordinance, order or consent.

(x) Optionor has not granted any person, firm, corporation or other entity any right or option including, without limitation, any right of first refusal or first offer to purchase or lease the Property or any portion thereof.

(xi) Optionor has no actual knowledge that any Property Information (as hereinafter defined) prepared by Optionor omits any material fact or is inaccurate or incomplete in any material respect.

(b) Reaffirmation; Knowledge and Survival. Optionor agrees to renew the foregoing representations and warranties at the Closing Date. The representations and warranties made in this Agreement shall survive the Closing for a period of twelve (12) months.

(c) Limited Nature of Representations. This Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and the Optionee acknowledges that neither the Optionor nor any of the Optionor’s affiliates, nor Optionor’s broker has made any representations or held out any inducements to the Optionee, and the Optionor hereby specifically disclaims any representation or warranty, oral or written, past, present or future, express or implied, other than those specifically set forth in this Section 7, or elsewhere in this Agreement or any of the Conveyance Documents, and that subject only to those express representations, warranties, covenants and obligations of Optionor in this Agreement, the Property is being sold “as is” “where is” and “with all faults.” The Optionee acknowledges that the Optionor, pursuant to the terms of this Agreement, has or will afford the Optionee the opportunity for full and complete investigations, examinations and inspections of the Property. The Optionee acknowledges and agrees that, subject to the representations and warranties set forth elsewhere in this Agreement or the Conveyance Documents, (i) some or all of the information relating to the Property (any and all such information, the “Property Information”) delivered or made available to the Optionee and the Optionee’s representatives by the Optionor or the Optionor’s affiliates (or any of their agents or representatives), may have been prepared by third parties and may not be the work product of the Optionor and/or any of the Optionor’s affiliates; (ii) neither the Optionor nor any of the Optionor’s affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, any Property Information prepared by unaffiliated third parties; (iii) the Optionee is relying solely on its own investigations, examinations and inspections of the Property and those of the Optionee’s representatives and on the representations, warranties, covenants and obligations of Optionor contained herein and in the Conveyance Documents; and (iv) the Optionor expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information prepared by unaffiliated third parties, and, subject to the representations, warranties, covenants and obligations set forth in this Agreement and the Conveyance Documents, the Optionee releases the Optionor and the Optionor’s affiliates, from any and all liability with respect to the Property Information subject to such representations, warranties, covenants and obligations. The Optionee or anyone claiming by, through or under the Optionee, hereby fully and irrevocably releases the Optionor and the Optionor’s Affiliates, from any and all claims that it may now have or hereafter acquire against any of the Optionor or the Optionor’s affiliates, for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for claims against the Optionor based upon any obligations and liabilities of the Optionor expressly provided in this Agreement and the documents to be delivered to the Optionee pursuant to Sections 5(a) and (b) (collectively, the “Conveyance Documents”).

(d) Modifications. If prior to the Closing, there is, to Optionor’s knowledge, any change in the facts underlying any of Optionor’s representations, then Optionor shall promptly notify Optionee. If such change in facts results from a default or a breach by Optionor of any of its representations or warranties contained herein, or of the covenants set forth in Sections 3 and 8 herein, then Optionee shall have all of the rights and remedies set forth in Section 11(b)(i) below. If Optionee elects not to terminate this Agreement and proceed to Closing, the representations shall be so modified and Optionee shall be deemed to have forever waived and released any objection thereto and Optionor shall have no liability to Optionee in connection therewith.

(e) Optionee’s Representations. Optionee represents that:

(i) Optionee is, and at the Closing shall be, a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and qualified to conduct business in the Commonwealth of Pennsylvania. Optionee has the right, power and authority to make and perform its obligations under this Agreement without the need for governmental approval, consent or filing, other than and except for any and all consents, approvals and filings of a type reasonably typically necessary to create a commercial condominium similar to the Condominium and to convey property similar to the Property, including, without limitation, the filing of a condominium declaration, the filing of a transfer tax return and the recording of a deed.

(ii) the execution, delivery and performance of this Agreement in accordance with its terms do not violate the organizational documents of Optionee, or any contract, agreement, commitment, order, judgment or decree to which Optionee is a party or by which it is bound; (ii) Optionee has the right, power and authority to make and perform its obligations under this Agreement; and (iii) this Agreement is a valid and binding obligation of Optionee enforceable against Optionee in accordance with its terms, subject to bankruptcy, limitations on creditors rights generally and equitable principals, whether enforced at law or in equity.

8. Covenants. Optionor agrees that during the Option Period and thereafter if the Option is exercised:

(a) It will not place any liens, encumbrances, easements, restrictions or covenants or consent to the placement thereof against the Property other than Permitted Exceptions, and other than mortgages which are subordinate to the Option, and with the prior written consent of Optionee, which consent shall not be unreasonably withheld or delayed, utility easements.

(b) It will not enter into any options or leases, licenses or other rights of occupancy with respect to the Property or any portion thereof.

(c) It shall not amend, terminate, grant concessions regarding, or enter into any contract or agreement that will be an obligation of the owner of the Property or binding on Optionee after the Closing without the prior consent of Optionee.

(d) It shall maintain in existence the Development Approvals unless it is commercially unreasonable for it to do so. If Optionor does not intend to maintain in existence any Development Approval, Optionor, to the extent that Optionor has actual knowledge of the necessary action, shall notify Optionee at least five (5) Business Days prior to the date that any action need be taken in order to maintain any Development Approval. Optionee may, with Optionor’s prior written consent, which consent shall not be unreasonably withheld or delayed, take any action necessary at Optionee’s expense in order to maintain in existence the Development Approvals.

(e) It will not use the Property as a dump or land fill, and shall not generate, manufacture, transport or store Hazardous Substances at, on or beneath the Land.

(f) It will timely comply with all of the material terms and provisions of any mortgage.

(g) It will make no alterations to the Land without the consent of Optionee, which consent shall not unreasonably be withheld or delayed, or commit waste.

The provisions of this Section 8 shall survive Closing.

9. Development Option. Optionor is an experienced developer of projects contemplated by the Development Approvals. Optionor hereby grants Optionee the right, in Optionee’s exclusive discretion, to engage Optionor to act as the developer on behalf of Optionee (the “Development Option”). If Optionee elects to exercise such option, Optionor and Optionee shall enter into a mutually acceptable development agreement which shall provide for among things, a development fee to be paid to Optionor of $5.00 per square foot of the square footage to be erected on the Land plus 5% of the hard costs incurred to construct the building and other improvements.

If Optionee, in its sole discretion, elects not to exercise the Development Option or if Optionee does elect the Development Option, but Optionor and Optionee fail to agree upon a mutually acceptable development agreement, then at Closing, Optionor shall be paid the sum of Two Hundred Thousand Dollars ($200,000) as liquidated damages and not as a penalty.

10. Condemnation.

(a) Optionor shall promptly notify Optionee of notice of condemnation with respect to the Property which Optionor receives between the date hereof and the Closing Date.

(b) If, after the exercise of the Option but prior to Closing, any material portion of the Property, any parking areas (affecting more than 10 parking spaces) or any access way (either a taking of such access or a material impairment in Optionee’s reasonable discretion) to the Property is taken by eminent domain or if such a taking is pending, Optionee may terminate this Agreement upon notification to Optionor in which event the Deposit shall be returned to Optionee and neither party shall have any further obligations hereunder. If Optionee elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in the Purchase Price, but Optionor shall assign to Optionee all of Optionor’s right, title and interest in and to any award made or to be made in the condemnation proceeding. If Optionee elects to proceed to Closing despite a taking, Optionor shall not finalize any settlement agreement with any taking authority relating to the Property without the prior written consent of Optionee. If any taking occurs prior to the exercise of the Option, then such taking shall be a Permitted Exception and the land or rights taken shall be excluded from the Property.

11. Default.

(a) Optionee’s Default. If Optionee should fail to close title on the Premises in default of the provisions of this Contract, the parties hereto agree that the damages that Optionor will sustain as a result thereof will be substantial but will be difficult to ascertain. Accordingly, the parties agree that in the event of such default, Escrowee is hereby directed to pay the Deposit (plus all interest thereon) to Optionor, who shall retain the Deposit as and for its liquidated damages and sole remedy hereunder and this Agreement shall terminate. Optionor hereby waives all other rights and remedies that it may have for any default by Optionee under this Contract, including, but not limited to, the right to sue for damages and specific performance.

(b) Optionor’s Default.

(i) Prior to Closing. If Optionor defaults in its obligation to sell and convey the Premises to Optionee pursuant to this Contract, Optionee may, as its sole and exclusive remedies, either (x) terminate this Contract in which event the Deposit and any interest earned thereon shall be returned to Optionee, and Optionor shall reimburse Optionee for its out-of-pocket expenses incurred in connection with this transaction and its due diligence activities, including without limitation, the fees of its consultants, architects, engineers, surveyors and attorneys, not to exceed $50,000 in the aggregate (the “Expenses”); or (y) assert and seek specific performance. Subject only to Section 11(b)(ii) below, the foregoing are Optionee’s sole and exclusive remedies, and Optionee hereby waives all other rights and remedies that it may have for any default by Optionor under this Contract, including, but not limited to, the right to sue for damages.

(ii) Post Closing. If: (i) Optionor breaches any representation or warranty set forth in Section 7 above that survives the Closing, (ii) Optionee notifies Optionor of such claim prior to the expiration of the twelve (12) month survival period, (iii) Optionee had no knowledge of the breach of such representation or warranty at or prior to Closing, then Optionee shall, as its sole and exclusive remedy, be entitled to recover from Optionor any actual, out of pocket, compensatory damages incurred by Optionee up to a maximum aggregate amount for any all such claims of $137,500. Notwithstanding the foregoing, Optionee shall have all remedies available at law or in equity if Optionor breaches any of the covenants set forth in Section 8 above or 14 below. In no event shall Optionee be entitled to any consequential, exemplary or punitive damages.

12. Conditions Precedent to Closing.

(a) Optionee’s obligation to close hereunder is contingent upon the satisfaction of the following conditions: (i) as of the Closing Date, title to the Property shall be as required pursuant to this Agreement (ii) Optionor shall have performed all of its obligations hereunder and; and (iii) all of the representations and warranties of Optionor set forth in this Agreement shall be true and correct as of the Closing Date.

(b) Optionor’s obligation to close hereunder is contingent upon the satisfaction of the following conditions: (i) Optionee shall have performed all of its obligations hereunder, and (ii) all of the representations and warranties of Optionee set forth in this Agreement shall be true and correct as of the Closing Date.

(c) If any of the foregoing conditions precedent in Section 12(a) or (b) are not satisfied on the Closing Date, Optionee, in the case of any failure under 12(a), or Optionor, in the case of any failure under 12(b) may, at its sole option: (i) exercise its rights under the provisions of Section 11 above; or (ii) waive such condition, in whole or in part.

13. Intentionally omitted.

14. Brokers. Optionor and Optionee represent to each other that neither party has dealt with any broker or real estate consultant in connection with the transaction contemplated by this Agreement other than GVA Smith Mack (“Broker”), who will be paid a commission of two percent (2%) of the Purchase Price by Optionor. Optionor and Optionee shall indemnify and hold the other free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section 14. The provisions of this Section 14 shall survive the Closing or termination of this Agreement.

15. Notices. All notices, demands, requests or communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be effective (i) if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of two (2) days after deposit in United States post office facilities properly addressed with postage prepaid, (ii) upon delivery by a nationally recognized overnight delivery service, (iii) upon the date of receipt of hand delivery which is received any Business Day on or before 5 P.M. in the location of receipt or on the next Business Day after receipt if received after 5 P.M. on any Business Day, or

(iv) upon the date of receipt of a facsimile which is received any Business Day on or before 5 P.M. in the location of receipt or on the next Business Day after receipt if received by facsimile after 5 P.M. on any Business Day, provided that a hard copy is sent in accordance with one of the foregoing methods. Any such notice, demand, request or communication if given shall be addressed as follows:

if to Optionor:	Brandywine Realty Trust
401 Plymouth Road, Suite 500
Plymouth Meeting, PA 19462
Attn: Brad A. Molotsky, General Counsel

with a copy to:	Brandywine Realty Trust
401 Plymouth Road, Suite 500
Plymouth Meeting, PA 19462
Attn: Tony Nichols, Jr.

and to:	Klehr, Harrison, Harvey, Branzburg & Ellers LLP
260 South Broad Street
Philadelphia, PA 19102
Attn: Jon S. Robins, Esq.

if to Optionee:	c/o GSI Commerce Solutions, Inc.
1075 First Avenue
King of Prussia, PA 19406
Attn: General Counsel

with a copy to:	Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attention: Barry Friedman, Esquire

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such change of notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any business day.

16. Access to the Property. From and after the date of this Agreement, upon reasonable prior notice to Optionor (it being agreed that in the ordinary course, twenty-four (24) hours oral notice given on a Business Day shall be reasonable), and during business hours, Optionee and its consultants may enter upon the Property and perform inspections and tests of the Property at reasonable times, provided that Optionee shall not perform any invasive testing without Optionor’s prior written consent which consent shall not be unreasonably withheld or delayed. Optionee shall restore, repair and replace any and all damage or destruction of the Property caused by Optionee or its consultants. Optionee hereby agrees to indemnify, defend and hold harmless, from any and all loss, cost, expense (including, without limitation, reasonable attorneys fees), claims, liabilities and damages incurred or suffered by Optionor to the extent caused by Optionee’s entry upon the Property or any of its activities thereon, excluding any pre-existing condition or defect. Prior to any entry by Optionee or any of its consultants upon the

Property, Optionee shall provide Optionor with acceptable evidence of liability insurance reasonably acceptable to Optionor and Optionee shall have the same in force at all times that it or its consultants enters the Property. Within five (5) days from the date hereof, Optionor shall deliver to Optionee copies of the Development Approvals and the Due Diligence Materials. Optionor shall have the right to have a representative present during any site inspections. Optionee’s obligations under this Section 16 shall survive Closing as well as any termination of this Agreement.

17. Successors and Assigns. Optionee may not assign this Agreement without the prior written consent of Optionor in its sole discretion; provided, however, that Optionee may assign this Agreement to an affiliate of Optionee or to any person or entity which is acquiring the Adjacent Property from Optionee without the consent of Optionor. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the parties hereto and their respective permitted successors and assigns, to the same extent as if specified at length throughout this Agreement.

18. Counterparts/Facsimile Signatures. The parties agree that: (a) this Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instruments, provided that each of the parties use due diligence to deliver executed counterpart originals are delivered within five (5) business days from the date hereof; and (b) original signatures transmitted via facsimile shall be acceptable for purposes of executing this Agreement provided that the parties use due diligence to deliver the executed counterpart originals within five (5) business days from the date hereof.

19. Time of the Essence. Time is of the essence of this Agreement. If any time period or date ends on a day or time which is a weekend, legal holiday or bank holiday, such period shall be extended to the same time on the next business day.

20. Judicial interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of this Agreement.

21. Captions; and Recitals. The name of this Agreement and the captions contained herein are not a part of this Agreement and are included solely for the convenience of the parties. The Recitals set forth at the beginning of this Agreement are hereby incorporated herein and made a part hereof.

22. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the acquisition of the Property and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement, or any other agreement referred to herein, shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of law principles or provisions.

24. Attorneys’ Fees. If any action or dispute arises related to or as a result of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable fees of attorneys and professional assistants (whether in court or out), through all appellate levels and in any administrative or arbitration hearings.

25. Memorandum. The parties hereto acknowledge and agree that a Memorandum of this Agreement, shall be recorded in the public records in the County in which the Land is located, at Optionee’s expense. Optionee hereby agrees that it shall promptly execute and deliver for recording a termination of this Agreement and any such Memorandum upon Optionor’s request made at any time on or after the termination of this Agreement. Optionee further agrees that this provision may be enforced by specific performance, that Optionor shall have all other rights and remedies available to it at law or in equity or hereunder with respect to any breach of this provision by Optionee and that the limitations on Optionee’s liability contained in Section 11 shall not apply to this provision.

26. Post Closing Leasing Restriction. If Optionee acquires the Property, Optionee agrees that it will not lease, license or otherwise grant rights of possession or occupancy of or permit any sublease to an unaffiliated third party of more than a Full Floor (as defined in the Purchase Contract), in the aggregate, of space in any building erected on the Property and in the Building upon the Adjacent Property for a period ending on the third (3rd) anniversary of the closing date under the Purchase Contract (e.g., if one half of a Full Floor is so Leased (as defined in the Purchase Contract) in the building located upon the Adjacent Parcel, then Optionee would not be able to Lease more than one half of a Full Floor in any building erected upon the Property). Notwithstanding the foregoing, this restriction shall not apply to and shall be of no further force or effect in the event of the occurrence of any of the events described in Section 27(ii) below and shall not apply to any “sale-leaseback” transaction for all or any portion of the Property. The provisions of this Section 26 shall survive the closing hereunder.

27. Right of First Offer. If on or before the third (3rd) anniversary of the Purchase Contract Closing Date, Optionee desires to sell its ownership interest in the Property, other than in the event of (i) a transfer of ownership to an affiliate, or (ii) a transfer by or in lieu of foreclosure to an institutional lender (including, without limitation, any so-called “conduit lender”), or (iii) a merger, consolidation or sale of all or substantially all of the stock or assets of GSI Commerce, Inc. (“GSI”), then Optionee shall give Optionor written notice of such intention (“Optionee’s Notice”). In such event, Optionor shall have the right to exercise the option set forth below (the “Right to Negotiate Purchase”).

(a) Optionor shall have a period of ten (10) Business Days from receipt of Optionee’s Notice within which to exercise its Right to Negotiate Purchase by delivery to Optionee of written notice (“Optionor’s Notice”) stating Optionor’s intention to enter into negotiations with Optionee concerning the purchase and sale of the Property. Optionee and

Optionor shall promptly commence, and pursue in good faith for a period of thirty-five (35) calendar days after Optionor ‘s Notice is given, negotiations in an effort to reach agreement concerning the purchase of the Property by Optionor. If at the expiration of such thirty-five (35) day period, Optionor and Optionee have failed to reach agreement concerning the purchase by Optionor for any reason whatsoever, then Optionee shall be entitled to sell or transfer the Property to any third party for a stated purchase price which is not more than two and one-half percent (2 1/2%) less than the purchase price offered by Optionor thereafter without any further obligation to Optionor. If Optionee intends to sell the Property for more than 2.5% less than such purchase price, then Optionee shall first provide Optionor with notice of such intent, which notice shall specify the intended sales price (the “Intended Price”). Optionor shall have ten (10) Business Days from after its receipt of such notice to determine whether or not it wishes to purchase the Property at the Intended Price and to provide Optionee with notice of its election. If Optionor elects to purchase the Property, then, within Five Business Days after Optionor provides notice of such election to Optionee, Optionor and Optionee shall enter into a contract for the purchase and sale of the Property on the same terms as the Purchase Contract with only such changes as are necessary to reflect the passage of time, that the contract shall not include an option on the Property, that Optionor and Optionee have switched positions and that the purchase price shall be equal to the Intended Price, and provided that the thirty (30) day “Purchaser’s Review Period” afforded Optionor under such contract shall commence upon the expiration of Optionor’s ten (10) day election period (rather than on the date of the execution of such contract), and any closing pursuant thereto shall occur within thirty (30) days from after the expiration of such thirty (30) day period. If Optionee does not enter into a contract of sale and close on a sale of the Property to an unrelated third party within the Open Period and/or the Open Period Extension, then Optionor’s Right to Negotiate Purchase shall again apply on all of the terms above provided. The parties acknowledge that any sales price for the Property is likely to be significantly affected by the terms of any leaseback subject to which Optionee is offering to sell the Property. Therefore, all references to price in this Section 27 shall include, without limitation, the economic terms of any leaseback to which the Property will be subject after any sale.

(b) This Right to Negotiate Purchase is personal to Optionor and may not be exercised by or assigned to, either voluntarily or involuntarily, any other person or entity other than an affiliate of Optionor or any successor to Optionor by merger, reorganization or by purchase of all or substantially all of the assets of Optionor.

(c) Notwithstanding anything to the contrary contained herein, if Optionee and HQ are selling both the Premises and the Property, Optionor’s Right to Negotiate Purchase shall apply to and may only be exercised with respect to both the Premises and the Property. If Optionee and HQ have offered the Property and the Adjacent Property to Optionor only as a package, then before Optionee or HQ may sell either of such properties separately, Optionor’s Right to Negotiate shall apply to each of such properties separately.

28. Recordation. The restrictions and rights contained in Sections 26 and 27 above shall run with the land and shall be contained in a document to be recorded upon Closing. Optionor hereby agrees that it shall promptly execute and deliver for recording a termination of such restrictions and rights at Optionee’s request made at any time on or after the termination of the restrictions and rights contained in Sections 26 and 27. Optionor further agrees that this provision may be enforced by specific performance, that Optionee shall have all other rights and remedies available to it at law or in equity or hereunder with respect to any breach of this provision by Optionor and that the limitations on Optionor’s liability contained in Section 11(b) shall not apply to this provision. Such restrictions and rights contained in any such document (but not the document itself) shall be self subordinating to any mortgage (as amended, consolidated, extended, restated, modified or renewed from time to time) of any unaffiliated, institutional lender providing financing to the Property. Optionor shall execute any subordination agreement confirmatory of the foregoing requested by any such lender reasonably acceptable in form and substance to Optionor. Optionor shall be entitled to reimbursement by Optionee for any actual out of pocket costs incurred by Optionor, including reasonable attorneys’ fees, in connection with any such subordination agreement other than any such agreement executed at closing.

29. 1031 Exchange. If one or more parties to this Agreement desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and its accompanying regulations, for the fee simple title in, or proceeds of, the Property, then the parties each agree to assist one another in the consummation of such transactions, and the parties reserve the right to assign their respective rights (but not obligations) to a Qualified Intermediary, as provided for in IRC Regulation 1.103(a)-I(g)(4) on or before the Closing Date, through written assignment and as otherwise may be necessary to accomplish the Section 1031 Exchange under the Internal Revenue Code, provided that the assisting parties shall incur no additional expense or liability, and the same is not a condition to and does not delay Closing; provided, however, that if Optionor provides Optionee with written notice within not more than five (5) Business Days after the date upon which Optionee exercises the Option that Optionor intends to (but shall not be obligated to) enter into a Section 1031 exchange with respect to the Property, then Optionor shall have a one-time right to extend the Closing for up to a maximum of ten (10) Business Days if and to the extent necessary to facilitate any such exchange, but in no event shall such extension extend the Closing Date beyond the Outside Closing Date.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have duly executed this Option as of the day and year first above stated.

OPTIONEE:

935 KOP ASSOCIATES, LLC. a
Pennsylvania limited liability company

By:	GSI COMMERCE, INC., a Delaware
corporation, its sole member

By: /s/Jordan M. Copland
Name: Jordan M. Copland
Title: Executive Vice President

OPTIONOR:

BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	BRANDYWINE REALTY TRUST, a
Maryland trust, its general partner

By:/s/Gerard H. Sweeney
Name: Gerard H. Sweeney
Title: President